University Agreement No. S19-00149V

UC DAVIS STEM CELL PROGRAM SERVICES AGREEMENT

This UC Davis Stem Cell Program Services Agreement (“Agreement”) is made by and between The Regents of the University of California, a corporation described in California Constitution Article DC, Section 9, acting for and on behalf of University of California, Davis Health (“UNIVERSITY”), and BriaCell Therapeutics Corp., a California private corporation, (“COMPANY”). UNIVERSITY and COMPANY are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, COMPANY desires that UNIVERSITY’S Institute for Regenerative Cures provide Stem Cell Program core services for the purpose of expansion and transduction services;

WHEREAS, UNIVERSITY is fully qualified and desires to provide such services to COMPANY;

WHEREAS, UNIVERSITY has determined that the provision of such services shall not adversely affect the conduct of UNIVERSITY activities; and

WHEREAS, UNIVERSITY has determined that furnishing of services requested by COMPANY is consistent with one or more of UNIVERSITY’S missions.

THEREFORE, the Parties agree to the terms and conditions contained herein.

TERMS AND CONDITIONS

1.	SCOPE OF SERVICES

During the term of this Agreement, UNIVERSITY shall render services in accordance with the Scope of Work and Budget attached hereto as Exhibit A and incorporated herein (“Services”).

2.	TERM

The term of this Agreement shall commence on the date of last signature of the Parties below (the “Effective Date”), and shall continue through May 1,2021, unless earlier terminated, and may be extended by mutual written agreement of the Parties.

3.	TERMINATION

Either Party may terminate this Agreement without cause by giving thirty (30) calendar days’ written notice to the other. To effect termination in the event of a material breach of this Agreement, the aggrieved party must provide written notice of the breach to the offending party and allow the offending party ten (10) business days to cure the breach. If the offending party does not cure the breach within ten (10) business days, the Agreement will immediately and automatically terminate on the eleventh (11th) day. This Agreement shall be subject to immediate termination in the event that any Party is excluded from participation in any federal healthcare or procurement program. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties that accrued prior to the date of termination.

4.	COMPENSATION

A.	COMPANY shall pay UNIVERSITY for Services provided in accordance with the compensation terms in Exhibit A.

B.	COMPANY shall pay such compensation in United States Dollars within thirty (30) calendar days of receipt of an invoice setting forth the project number for the Services performed and the Agreement number corresponding with the Services. Such payment shall be made payable to The Regents of the University of California, referencing Agreement Number S19-00149V, via wire transfer in United States Dollars to the account specified by UNIVERSITY as further indicated on the invoice (or, upon UNIVERSITY’S request, by check in United States Dollars). All consideration due UNIVERSITY will be payable in United States Dollars, which will not be reduced by any taxes, fees, or other charges imposed by the government of such country, in order to remit the entire amount owed to UNIVERSITY. COMPANY also will be responsible for all bank transfer charges. COMPANY shall also reimburse UNIVERSITY for all necessary and reasonable business expense incurred by UNIVERSITY pursuant to UNIVERSITY’S duties under this Agreement, provided that such expenses have been approved in advance by COMPANY and are properly itemized and documented.

C.	COMPANY shall pay UNIVERSITY for all Services rendered and obligations incurred under the Agreement that cannot reasonably be terminated immediately upon notice of termination up to the date of termination of this Agreement, regardless of the reason for termination.

5.	CONFIDENTIALITY OF INFORMATION

During the term of this Agreement and for a period of three (3) years after termination or expiration hereof, UNIVERSITY shall use its reasonable efforts, consistent with its established policies and procedures, to protect the confidentiality of any information furnished to it by COMPANY in connection with this Agreement and expressly designated by COMPANY, in writing, as confidential. Upon completion or termination of this Agreement UNIVERSITY shall, upon request, destroy or return to COMPANY all such confidential materials.

UNIVERSITY shall have no obligation to protect the confidentiality of any information that:(a) is in the public domain through no fault of UNIVERSITY; (b) is received by UNIVERSITY from a third party under no obligation of confidentiality to COMPANY; (c) is required by law to be disclosed; (d) was known by UNIVERSITY prior to the time of first disclosure by COMPANY; or (e) is independently developed by UNIVERSITY.

6.	UNIVERSITY’S RIGHT TO USE DATA

UNIVERSITY shall have the unrestricted right to use for its own purposes, including publication, any data or information it may develop in connection with or as a result of performing the Services described in Exhibit A. UNIVERSITY agrees to submit a copy of intended publication materials to COMPANY for review and comment at least sixty (60) calendar days prior to submission for publication; provided, however, that COMPANY shall have no editorial rights over publication materials but may request, and UNIVERSITY will agree to, an additional delay of up to thirty (30) calendar days to allow for filing of regulatory documents or to secure patent protection on patentable subject matter resulting from this Agreement

7.	USE OF UNIVERSITY’S NAME

COMPANY shall not use the name or logos of the UNIVERSITY, including but not limited to The Regents of the University of California, University of California or UC Davis, in any form or manner in any publicity, advertisements, reports or other information released to the public without UNIVERSITY’S prior written approval. California Education Code Section 92000 prohibits use of UNIVERSITY’S name(s) to suggest that UNIVERSITY endorses a product or service.

8.	INDEMNIFICATION

The Parties agree to defend, indemnify and hold one another harmless from and against any and all liability, loss, expense, attorneys’ fees, or claims for injury or damages arising from the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of the indemnifying Party, its officers, agents or employees.

9.	INSURANCE

Each Party, at its sole cost and expense, shall insure its activities in connection with this Agreement and obtain, keep in force and maintain insurance or self-insure during the term hereof as follows:

A.	General Liability:

Comprehensive or Commercial Form (MINIMUM LIMITS)

(1)	Each Occurrence	$1,000,000
(2)	Products Completed Operations Aggregate	$2,000,000	*
(3)	Personal and Advertising Injury	$1,000,000
(4)	General Aggregate	$2,000,000	*

* ($1,000,000 for comprehensive form)

However, if such insurance is written on a claims-made form, following termination of the Agreement, coverage shall survive for a period of not less than three (3) years. Coverage shall provide for a retroactive date of placement prior to or coinciding with the Effective Date of the Agreement

B.	Workers’ compensation insurance as required under applicable state law.

C.	The limits and coverages required herein shall in no way limit the liability of the Parties, including the Parties’ indemnification obligations herein.

D.	Upon request, each Party shall supply to the other a certificate, or certificates, of insurance/self-insurance evidencing coverage in the amounts and for the perils listed above.

10.	DISCLAIMER OF WARRANTY

UNIVERSITY MAKES NO WARRANTY AS TO RESULTS TO BE OBTAINED BY COMPANY FROM THE USE OF ANY SERVICES PROVIDED BY UNIVERSITY UNDER THIS AGREEMENT, AND EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.	NON-LIABILITY OF UNIVERSITY

UNIVERSITY shall not be liable, by reason of its performance under this Agreement, for any loss of profits, claims against COMPANY by any third party, or consequential damages even if UNIVERSITY is advised of the possibility of such loss, claims, or damages. COMPANY agrees that UNIVERSITY’S liability hereunder for damages, regardless of the form of action, shall not exceed the total of all charges actually paid by COMPANY for the particular Services rendered.

12.	RELATIONSHIP OF THE PARTIES

The Parties to this Agreement shall be and remain at all times independent contractors, neither being the employee, agent, representative, or sponsor of the other in their relationship under this Agreement.

13.	NO REQUIREMENT FOR REFERRALS

Nothing in this Agreement or in any other related written or oral agreement requires the admission or referral of patients or business by any Party to the other. This Agreement and the remuneration provided are not intended to influence the decision of any Party in choosing the hospital, health care facility or other provider/supplier of health care goods and services deemed by such Party as the best qualified to deliver goods or services, and the rights of any Party under this Agreement shall not depend in any way on the referral of patients or business to the other.

14.	EXCLUSION

Each Party represents that neither it nor its employees or agents providing services under this Agreement is excluded from participation in any governmental sponsored program, including, without limitation, the Medicare, Medicaid, or TRICARE programs (http://exclusions.oig.hhs.gov/search.html) and the System for Award Management (https://www.sam.gov).

15.	FAIR MARKET VALUE

The Parties acknowledge that the compensation set forth herein represents the fair market value of the Services provided by UNIVERSITY, was negotiated in an arms-length transaction and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between COMPANY and UNIVERSITY. The Parties further agree that this Agreement does not involve the counseling or promotion of a business arrangement that violates state or federal law. Nothing contained herein shall be construed in any manner as an obligation or inducement for UNIVERSITY to recommend that any person or entity purchase COMPANY products or those of any organization affiliated with COMPANY.

16.	APPLICABLE LAW

The Parties to this Agreement specifically intend to comply with all applicable laws, rules, and regulations, including the federal anti-kickback statute (42 USC Section 1320a-7b) and the related safe harbor regulations.

17.	NON-DISCRIMINATION

Both Parties agree not to discriminate in their performance under this Agreement on the basis of race, color, national origin, religion, sex, sexual orientation, disability, age, veterans’ status, medical condition (e.g., cancer-related) as defined in section 12926 of the California Government Code, ancestry, marital status or citizenship.

18.	ALTERATION, AMENDMENT

This Agreement may be amended at any time by agreement of the Parties, expressed in writing and signed by both Parties. No alteration of the terms of this Agreement shall be valid or binding upon either Party unless made in writing and signed by both Parties, and no other terms and conditions, including, but not limited to, those of any purchase order issued by COMPANY, shall apply unless explicitly incorporated herein.

19.	HEADINGS

The section headings used in this Agreement are inserted for convenience only, are not substantive, and shall not be used to limit, define, describe, or otherwise interpret any provision of this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page was an original thereof.

21.	NOTICE

All notices, requests, or other communications required or anticipated under this Agreement shall be in writing and shall be delivered to the respective Parties by personal delivery; by United States Postal Service as certified or registered mail, postage prepaid, return receipt requested; or by a reputable overnight delivery service such as Federal Express, addressed to the respective Parties at the addresses set forth below. Notices shall be deemed delivered on the date of personal delivery, two days following the date indicated on the United States Postal Service return receipt, or one day following deposit with overnight delivery service.

To UNIVERSITY:	University of California Davis Health
UC Davis Health Contracts
Sherman Building, Suite 2300
2315 Stockton Boulevard
Sacramento, CA 95817
(Reference UNIVERSITY Agreement No. SI9-00149V)

With a copy to, which shall not constitute Notice:

Jan A. Nolta, Ph.D., Director
Stem Cell Program and Institute for Regenerative Cures
UC Davis GMP Facility and Nolta Lab
Institute for Regenerative Cures
Stem Cell Program
Room 1300
2921 Stockton Boulevard
Sacramento, CA 95817

To COMPANY:	BriaCell Therapeutics Corp.
820 Heinz Avenue
Berkeley, CA 94710

22.	GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of California.

23.	ASSIGNMENT

No Party to this Agreement may assign this Agreement, assign rights or delegate duties hereunder without the prior written consent of the other Party hereto. Except as specifically provided in this Agreement, any attempted assignment or delegation of a Party’s rights, claims, privileges, duties or obligations hereunder shall be null and void.

24.	FORCE MAJEURE

If either Party’s performance of this Agreement is prevented, restricted or delayed, either totally or in part, for reasons beyond the affected Party’s reasonable control and is not due to the action or inaction of such Party, the affected Party will, upon giving notice to the other Party, be excused from such performance to the extent of such prevention, restriction or delay; provided, that the affected Party will use reasonable efforts to avoid or remove such causes of nonperformance and will continue its performance whenever such causes are removed. For purposes of this Section, a lack of funds shall not be considered a cause beyond the reasonable control of the Parties.

25.	SEVERABILITY

If any section or part of this Agreement is held to be void, invalid or unenforceable by order, decree or judgment of a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect, and the Parties agree to negotiate in good faith to agree upon replacement language that expresses the Parties’ intent in a manner that is valid and enforceable.

26.	REMEDIES AND WAIVER

The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all available remedies, both legal and equitable. No express or implied waiver by a Party of any breach or default will be construed as a waiver of a future or subsequent breach or default. The failure or delay of any Party in exercising any of its rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

27.	ATTORNEY’S FEES

If any action at law or equity is brought to enforce the terms of this Agreement, including collection of delinquent payment, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

28.	NO THIRD PARTY BENEFICIARIES

The Parties do not intend the benefits of this Agreement to inure to or benefit any third person or entity not a Party hereto.

29.	SURVIVAL

Any obligations and duties that by their nature are intended to extend beyond the expiration or earlier termination of this Agreement shall survive termination or expiration of this Agreement and remain in full force and effect as necessary or appropriate.

30.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the Parties respecting the subject matter hereof and supersedes any prior understanding or agreement between them, written or oral, regarding the same subject matter. If there is any conflict between the terms of this Agreement and the language in any of the attachments hereto, the terms of this Agreement shall control.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year last signed below.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ON BEHALF OF UNIVERSITY OF CALIFORNIA DAVIS HEALTH		BRIACELL THERAPEUTICS CORP.

By		By
	Annie Wong, Director	Name	Markus Lachel
	UC Davis Health Contracts	Title	Sr. Director, R & D

Date	5.3.2019	Date	02 May 2019

EXHIBIT A

SCOPE OF WORK AND BUDGET

I. SCOPE OF WORK

UNIVERSITY’S Institute for Regenerative Cures shall provide Stem Cell Program core services for the purpose of expansion and transduction services to COMPANY (“Services”), which does not include polyclonal vs clonal expansion. The cost of qualifying the cells for clinical use is not included in this Service. Such Services and associated costs are as follows:

A. Phase 1 - Transduction Evaluation

1. Obtain cells from COMPANY and establish cell culture

2. Transfer lentivirus from UNIVERSITY, specifically through Stem Cell Vector core, (4 constructs)

3. Transduce with lentivirus

4. Preliminary expansion

5. Cell separation

Phase 1 - Total Cost Estimate: $35,855 ($17,928 due upfront by wire transfer before project can begin)

II. BUDGET

A.	UNIVERSITY shall submit invoices to COMPANY in the amount of Thirty Five Thousand Eight Hundred Fifty Five United States Dollars ($35,855.00).

B.	A 50% upfront payment is required by wire transfer before work can begin on the individual phases. The payment schedule will take the following form:

Phase I: 50% upfront payment prior to project:	$17,928.00
Phase I: Second payment after completion of project:	$17.927.00
Phase I Total:	$35,855.00

C.	COMPANY agrees to remit payments in full no later than thirty (30) calendar days from date indicated in said invoices and in accordance with the compensation terms in Section 4 of the Agreement

*UNTVERSITY reserves the right to review the cost for each service and, if necessary, adjust such costs. Such cost adjustments shall be communicated by UNIVERSITY to COMPANY within thirty (30) days of such review, if adjustment is required.